News Release – continued – JLL to acquire UK-based property maintenance leader Integral -- Acquisition complements JLL’s Integrated Facilities Management platform; expands outsourcing capabilities in UK -- JLL will become one of the largest providers of mobile engineering services in the world LONDON, 6 June 2016 – Building on its globally-recognised Integrated Facilities Management business, JLL (NYSE:JLL) today announced that it has reached a definitive agreement to acquire Integral UK Ltd., the UK’s leading provider of mechanical and electrical property maintenance, in a move that will make JLL one of the largest mobile engineering services provider for property worldwide. Originally formed in 1863, the company specialises in delivering facility maintenance services and complex mechanical and electrical engineering solutions to real estate owners, managers and occupiers. With more than 1,600 clients across 60,000 locations, Integral is known for providing a broad scope of high-quality mechanical and electrical property maintenance services including mobile engineering, fire and life safety, and critical environment management. The acquisition will strengthen JLL’s ability to self-perform property maintenance for clients across Europe, Middle East and Africa, adding to the more than 4 billion square feet of property currently serviced globally. It also will add to the company’s already strong base of transactional services and establishes an engineering centre of excellence in Bristol, which will help grow and develop existing and new talent. Christian Ulbrich, President, JLL, said, “Having worked together extensively over many years, we know that Integral will be a strategic fit to our growing Integrated Facilities Management platform and a synergistic match to JLL’s commitment to client service and innovation. Integral’s 3,700-strong team and reach throughout the UK will substantially strengthen and expand the outsourcing offer we can provide to corporate clients and to investor clients of our Property & Asset Management business.” “There is a strong cultural fit because we share the values of ethics, excellence and teamwork,” said Bryan Glastonbury, Managing Director of Integral. “What’s exciting is the future that we can shape together for our clients and staff. By aligning our mechanical and engineering capability with JLL’s deep expertise and global platform, we are building economies of scale and superior solutions for our combined client base.” The acquisition has a total valuation of $330 million and is expected to close in August, subject to clearance from the European Commission. It is the latest example of JLL’s disciplined acquisition strategy which, since the start of 2015, has seen JLL announce or close 38 margin-accretive transactions with a combined value of approximately $1.2 billion. About Integral Integral is the leading independently owned Mechanical, Electrical and Fabric property maintenance business in the UK, providing both Planned Preventative and Reactive Maintenance to over 1,600 clients in 60,000 locations. From a reputation of delivering engineering excellence and a strong partnership culture, we provide a range of maintenance solutions individually tailored to suit our client’s needs. Our one-team approach ensures we always strive to identify opportunities for improved efficiency that provide our clients with cost effective, sustainable solutions.

JLL to acquire UK-based property maintenance leader Integral – Page 2 of 2 With 17 offices our regional infrastructure allows us to maintain control of the business and ensure quality of service. We are national specialists in planned and responsive maintenance and all our services are based on `self-delivery,` which means that we employ only the best, fully qualified in-house technicians and engineers to maintain quality standards. With over 1,500 technicians and engineers, we operate one of the largest mobile maintenance fleets in the country – enabling us to focus on first time fix and a quick and efficient response. – ends – Contact:  Gayle Kantro Phone:  +1 312 228 2795 Email:  Gayle.Kantro@am.jll.com Contact: Sara Murshed Phone: +44 (0) 207 852 4430 Email: Sara.Murshed@eu.jll.com Follow JLL About JLL JLL (NYSE: JLL) is a professional services and investment management firm offering specialized real estate services to clients seeking increased value by owning, occupying and investing in real estate. A Fortune 500 company with annual fee revenue of $5.2 billion and gross revenue of $6.0 billion, JLL has more than 280 corporate offices, operates in more than 80 countries and has a global workforce of more than 60,000. On behalf of its clients, the firm provides management and real estate outsourcing services for a property portfolio of 4.0 billion square feet, or 372 million square meters, and completed $138 billion in sales, acquisitions and finance transactions in 2015. Its investment management business, LaSalle Investment Management, has $58.3 billion of real estate assets under management. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit www.jll.com.